Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-124119
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U.S. SECURITIES AND EXCHANGE COMMISSION LEGEND
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November 2006 Capella Education Company

Forward Looking Statements Statement Under the Private Securities Litigation Reform Act of 1995 Statements in this presentation concerning Capella Education Company's future prospects are "forward-looking statements" under the Federal securities laws. There can be no assurance that future results will be achieved, and actual results could differ materially from forecasts, estimates, and summary information contained in this presentation. Important factors that could cause actual results to differ materially are included but are not limited to those listed in Capella Education Company's registration statement with respect to the equity offering referred to herein, filed with the Securities and Exchange Commission.

Offering Summary Issuer: Capella Education Company Symbol / Exchange: CPLA / NASDAQ Filing Range: $17.50 to $19.50 per share Offering Size: 4.0 million shares of common stock (3.6 million primary shares, 0.4 million secondary shares) Overallotment Option: 15%, or 0.6 million shares (100% primary) Use of Primary Proceeds: Distribution to Pre-IPO Shareholders Expected Pricing Date: Week of November 6 Bookrunner: Credit Suisse Co-Managers: Banc of America Securities LLC Piper Jaffray Stifel Nicolaus

Presenting Management Steve Shank Chairman and Chief Executive Officer Ken Sobaski President and Chief Operating Officer Lois Martin Senior Vice President and Chief Financial Officer

A Differentiated Position in Online Education 1993 - Founded by Steve Shank and Dr. Harold Abel as a distance learning graduate university 1997 - Regionally accredited by the North Central Association; the first accredited exclusively online university 2000 - Became charter member of the AQIP, an accreditation program based on continuous quality improvement 2003 - Achieved specialized accreditation in counseling specializations from CACREP 2004 - Introduced first four-year baccalaureate program Exclusively online Focused market strategy Emphasis on quality DIFFERENTIATED MARKET POSITION

Exclusively Online Delivery Model Rapidly growing market opportunity Rich experience for adult learners - quality AND practicality Measurable environment enhances execution Track each learner action over entire course of study Measure effectiveness of marketing and retention initiatives Environment supports real time trials of new initiatives Financial metrics tracked for every program and learner Attractive financial model Operating scalability drives margin improvements Modest capital expenditure requirements Visibility enhanced by real time availability of data

Focused Market Strategy Primary focus on graduate degree programs Early online presence is strategic advantage Extended student tenure; higher persistence; enhanced pricing Success facilitates entry into select bachelor's markets Serving targeted, high demand professions in targeted verticals Education, Health and Human Services, Business Management and Technology Demand for specialized degrees Identifiable income premium / career advancement from advanced degrees Rigorous accreditation and licensure requirements

Fundamental Emphasis on Quality Brand value proposition defined by learner experience and outcomes Enrollments are 84% graduate degree learners Academic culture focused on continuous improvement 800+ faculty; 79% have doctoral degrees Regulatory compliance, accreditation and licensure are core competencies Deep management team coupling academic, technology and marketing expertise Addressing learners who seek a quality education, as well as the practical benefits of online learning

Experienced Senior Leadership Team



Steve Shank
Chairman & CEO
(Chairman & CEO, Tonka)



Ken Sobaski
President & COO
(General Mills, Kraft, Pillsbury, Polaris)



Lois Martin
Senior Vice President & CFO
(Deluxe and World Data Products)



Dr. Michael Offerman
Senior Vice President, University President
(Dean of Continuing Education, Univ. of Wisconsin)



Paul Schroeder
Senior Vice President, Capella University
(Datacard and NCR Corporation)



Reed Watson
Senior Vice President, Marketing
(Kraft, Pillsbury, SelectComfort)



Scott Henkel
Vice President, Chief Information Officer
(Datacard and Detector Electronics)

Capella University
10

Investment Highlights Large, rapidly growing market opportunity Exclusively online university targeting adult learners Focused market strategy aligned with high demand professions Differentiated positioning with recognized brand value Track record of regulatory, accreditation and licensure competencies Attractive financial model with multiple opportunities for growth Deep management team with experience in all critical disciplines

Online Education Offers Compelling Dynamics Significant and increasing incentives for attaining higher education 1 Attractive working adult target market 2 Growing consumer preference driving online education growth 3 Online market going through market evolution 4 Industry dynamics create a differentiation opportunity for Capella

Significant Income Differential for Higher Degree Holders (Average Annual Income of Adults 25 yrs or Older) Source: U.S. Census Bureau (2004 and 2005). Significant Incentives for Higher Education % Premium to High School 195% 116% 79% 25% Only 28% of adults have a Bachelor's degree and less than 10% have a graduate degree

Rising acceptance of online education is driving rapid online enrollment growth Strong Growth Outlook for Online Education Fully-Online Post-Secondary Enrollments (in millions) 2002 - 2007E CAGR: 29.7% Source: Eduventures (2005). 2005 Estimated Market Size: $7 billion

Operating and Growth Strategy Build Capella brand differentiation 1 Drive enrollment effectiveness 2 Deliver learner success: outcomes and experience 3 Develop and expand program and degree offerings 4 Focus on professions in targeted verticals

Focus on Professions in Targeted Verticals Representative Targeted Professions K-12 Teachers K-12 Administrators Higher Education Faculty Higher Education Administrators Mental Health Professionals Healthcare Administrators Law Enforcement and Corrections Officers HR and Training Managers IT Professionals (Leadership, Network Management, Security) Finance / Insurance Professionals TANGIBLE BENEFITS FOR ADVANCED DEGREES Business Management & Technology Health & Human Services Education

Focused Program and Degree Strategy: Aligned with Targeted Verticals

Illustrative Specializations

	Education	Health & Human Services	Business Management & Technology
	PhD	**PhD / PsyD**	**PhD**
	• K-12 Educational Administration • Curriculum & Instruction • Leadership for Higher Education • Educational Psychology	• Counseling Studies • Clinical Psychology • Health Care Administration • Criminal Justice	• Organization & Management • IT Management • Training & Performance Improvement
	MS	**MS / MBA**	**MS / MBA**
	• Reading & Literacy • Enrollment Management • School Psychology	• Mental Health Counseling • Marriage & Family Therapy • Health Care Admin / Mgmt • Criminal Justice	• HR Management • Industrial/Organizational Psychology • Finance
	BS	**BS**	**BS**
	• Future Growth Opportunity	• Future Growth Opportunity	• HR Management • Information Assurance & Security • Project Management
	18 specializations	*26 specializations*	*32 specializations*

Capella University

19

Build Capella Brand Differentiation: Marketing Principles Build the Brand Differentiate by Profession Sample Test Areas Inquiry generation Enrollment close Persistence Plan Test Measure Expand Across the Learner Lifecycle

Business Management & Technology Health & Human Services Education Specialized accreditation and licensure Strategic brand alliances and relationships Corporate alliance program (CLO focused) Network of alumni, learners, faculty and influencers Build Capella Brand Differentiation: Differentiate by Targeted Professions Learners/alumni employed at colleges/universities nationwide State-approved programs in Educational Administration First and only CACREP approved online programs Only fully-online program aligned to NCHL standards Curriculum based on recognized standards Third party endorsements in training and performance improvement Differentiate by Targeted Professions

Real time online visibility facilitates active measurement Drive Enrollment Effectiveness Focused growth on higher converting sources Higher converting sources account for majority of Capella enrollments Select Capella Metrics % leads from higher converting sources (non-third party aggregator) Conversion rate by profession, by degree Building through enrollment processes and tools Better selling and end-to end inquiry management High touch, personalized, consultative approach Inquiry to application rate Application to enrollment rate Enrollment by program and degree Build Capella branded experience end-to-end Motivate and inspire learners at key milestones throughout the life cycle Reenrollment rates Activity rates Graduation rates Persistence Conversion Source Mix Strategies

Deliver Learner Success: Outcomes Defined Outcomes Delivery and Feedback Tangible Outcomes Define Program Outcomes Communication Instructional Model Feedback Measurement Degree and Credentials Career Advancement Portfolio of Professional Competencies

Deliver Learner Success: Experience Learner experience reinforces persistence and brand differentiation Integrated management of services, support and interactions across customer lifecycle Branded experience at multiple learner touchpoints that reinforces persistence and operating results Alumni Experience Enrollment Graduation Inquiry Pre-inquiry

Develop and Expand Program and Degree Offerings Growth Within Core Growth Within Existing Verticals Future Growth Opportunities New Specializations New Degree Programs New Professions New Verticals / New Business Enhance Product Offerings Seek new accreditations, licensure and endorsements Course design and technology improvements

Develop and Expand Program and Degree Offerings High demand professions within targeted verticals Specialized accreditation / licensure requirements New Professions New Degree Programs New Specializations Leverage graduate strength across all degree levels Extend bachelor's offerings Extend specializations in focus professions Enhance Product Offerings New Specializations New Degree Programs New Professions New Verticals / New Business Growth Within Core Growth Within Existing Verticals Future Growth Opportunities

Develop and Expand Program and Degree Offerings Additional verticals that leverage Capella's core strengths Enhanced revenue from learner services Enhance Product Offerings New Verticals / New Business New Specializations New Degree Programs New Professions Growth Within Core Growth Within Existing Verticals Future Growth Opportunities

Operating and Growth Strategy Build Capella brand differentiation 1 Drive enrollment effectiveness 2 Deliver learner success: outcomes and experience 3 Develop and expand program and degree offerings 4 Focus on targeted markets and professional verticals

Financial Model Highlights Highly visible business model Long program length (student tenure) and higher learner persistence Market segment strategy enhances growth and profitability Well positioned in high demand market verticals Scalable model provides significant operating leverage Strong cash flow generation Quarterly tuition paid in advance Modest capital expenditure requirements No campus infrastructure Attractive returns on incremental invested capital

Revenue ($ in millions) Strong Revenue and Earnings Growth Highlights Operating income CAGR is nearly double the revenue CAGR Doubled operating margins over the past four years Highly scalable model 2006 Considerations Significant brand investment Investment in scalable infrastructure Operating Income ($ in millions) CAGR: 31% CAGR: 58% $171.2 $149.2 $117.7 $81.8 2003A 2004A 2005A LTM 9/30 FAS 123R Expense _ _ _ $2.7

2,455 2,023 2,380 1,859 1,169 2003 2004 2005 Sept. 30, '05 Sept. 30, '06 6,872 6,052 6,471 5,611 4,251 2003 2004 2005 Sept. 30, '05 Sept. 30, '06 Enrollment Growth by Degree Strong enrollment growth at all degree levels 2003-2005 CAGR: 42.7% Bachelor's (15% of 9/30/06 enrollments) Master's (42% of 9/30/06 enrollments) Doctoral (42% of 9/30/06 enrollments) 2003-2005 CAGR: 23.5% 2003-2005 CAGR: 23.4% 6,953 5,125 5,640 4,543 3,695 2003 2004 2005 Sept. 30, '05 Sept. 30, '06 Note: Excludes certificate learners.

Summary Financial Performance

Q1 Quarterly Financial Performance Revenue Operating Income Enrollment Operating Margin ($ in millions) Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 ($ in millions) FAS 123R Expense $0.6 FAS 123R Expense as % of Revenue $1.3 $0.8 1.4% 3.0% 1.9%

Strong Cash Flow Generation Key Considerations Strong cash flow generation Minimal working capital changes Growth funded by cash generated from operations

Strong Balance Sheet Note: Reflects impact of proposed offering at midpoint of valuation range. Strong balance sheet with no debt

Regulatory and Other Metrics Key Considerations Financial responsibility composite score of 3.00 for 2005 Strong corporate culture of regulatory compliance Regular internal and third-party regulatory audits Commitment to high standards given regional and specialized accreditation

Financial Highlights Track record of high growth High visibility Market segment strategy enhances growth and profitability Scalable model provides significant operating leverage Strong cash flow generation Attractive returns on invested capital

Investment Highlights Large, rapidly growing market opportunity Exclusively online university targeting adult learners Focused market strategy aligned with high demand professions Differentiated positioning with recognized brand value Track record of regulatory, accreditation and licensure competencies Attractive financial model with multiple opportunities for growth Deep management team with experience in all critical disciplines